Exhibit 99.1

American Lorain Corp	CCG Investor Relations
Mr. Alan Jin, CFO	Mr. Crocker Coulson, President
Phone: +86-21-6145-3891	Phone: 646-213-1915
E-mail: alanjin@americanlorain.com	E-mail: crocker.coulson@ccgir.com
www.americanlorain.com
Ms. Linda Salo, Financial Writer
Phone: 646-922-0894
E-mail: Linda.salo@ccgir.com
www.ccgirasia.com

American Lorain Announces Second Quarter of Fiscal Year 2009 Results

JUNAN COUNTY, Shandong, China, August 14, 2009 -- American Lorain Corporation (OTC Bulletin Board: ALRC – News) ("American Lorain" or the "Company"), an international processed foods company based in Shandong Province, People's Republic of China ("PRC"), announced its financial results for the second quarter of fiscal year 2009 ended June 30, 2009.

Second Quarter 2009 Highlights

  Net revenue increased 11.3% year-over-year to $24.0 million

  Gross profit increased 2.0% year-over-year to $ 5.3 million

  Gross margin was 22.1%, compared to 24.1% for the second quarter of 2008

  Net income decreased 12.4% year-over-year to $1.9 million

  Diluted earnings per share were $ 0.074, compared to $0.084 for the second quarter of 2008

  Domestic sales totaled $20.8 million and accounted for 87.0% of revenue

  Increased number of sales agents to 300 that covered 26 provinces in China

“Although the second quarter is usually a slower quarter for American Lorain as a result of seasonality, the Company still demonstrated double-digit top line growth in the three months ended June 30, 2009,” said Mr. Si Chen, Chairman and Chief Executive Officer of American Lorain. “2009 is a transitional year for American Lorain. We are currently in the process of adjusting our business model by increasing convenience food sales, building our brand equity through an extensive promotional campaign, and transitioning our domestic sales to third party channels such as sales agents. Furthermore, we have entered a partnership with Well Luck Company, Inc. in the United States in order to increase our sales to what is for us a virtually untapped export market. We are confident in American Lorain’s expansion strategy and growth in the second half of the year and will continue to work diligently to deliver quality products to our customers around the world.”

Second Quarter 2009 Results

Net revenue for the second quarter of 2009 increased to $24.0 million, an increase of 11.3% from $21.5 million for the second quarter of 2008. Sales of chestnut products increased 9.6% from the second quarter of 2008 and accounted for 57.8% of total revenue, compared to 58.8% for the second quarter of 2008. Sales of frozen, canned and bulk food increased 19.3% from the second quarter of 2008 and accounted for 15.8% of total net revenue, compared to 14.8% for the same period of 2008. Sales of convenience food products increased 10.8% and accounted for 26.3% of revenue, compared to 26.5% for the corresponding quarter last year.

American Lorain's revenue growth for the second quarter of 2009 was mainly the result of strong domestic sales, which increased 16.7% year-over year. In comparison, exports decreased 12.3% to $3.2 million for the second quarter of 2009 from $3.7 million for the second quarter of 2008.

Gross profit amounted to $5.3 million for the second quarter of 2009, an increase of 2.0% from $5.2 million for the second quarter of 2008. Gross profit margin was 22.1 % for the second quarter of 2009 compared to 24.1% for the corresponding quarter in 2008. The decrease in gross profit margin was mainly due to increased cost of raw materials.

Total operating expenses for the second quarter of 2009 were $2.1 million, or 8.8% of revenue, compared to $1.7 million, or 7.9% of revenue, in the second quarter of 2008. The increase in operating expenses was mainly due to an increase of 98.1% in selling and marketing expenses due to an expansion of the Company’s sales network to encompass 26 provinces in China for the second quarter of 2009 compared to 19 provinces for the second quarter of 2008, in addition to marketing expenses incurred by the initiation of a nationwide commercial campaign to be launched around September 2009. The increase was partially offset by a decrease of 15.9% in general and administrative expenses mainly due to the Company transferring domestic sales to agents. Consequently, operating income for the second quarter of 2009 was $3.2 million, a decrease of 9.4% from $ 3.5 million for the second quarter of 2008.

Earnings before taxes were $2.6 million for the second quarter of 2009, a decrease of 7.6% from $2.8 million for the corresponding quarter of 2008. The Company’s effective tax rate was 23.5% for the three months ended June 30, 2009 compared to 17.8% for the same period last year. The increase in effective tax rate was due to increased income tax rates for the Company’s operating subsidiaries Junan Hongrun and Beijing Lorain in line with tax reforms implemented by the PRC government.

Net income for the second quarter of 2009 was $1.9 million, or $0.074 per diluted share, a decrease of 12.4% from $2.1 million, or $0.084 per diluted share, for the second quarter last year. Basic and diluted weighted average number of shares outstanding was 25,177,640 for the second quarter of 2009.

Six Month Results

Revenues for the first six months of 2009 were $45.2 million, up 16.0% from revenues of $39.0 million for the first six months of 2008. Gross profit was $10.5 million, up 14.4% from gross profit of $9.1 million for the first six months of 2008. Gross margin was 23.1%, compared to 23.4% for the first six months of 2008. Operating income was $6.2 million compared to $6.3 million for the first six months of fiscal 2008. Net income was $3.6 million, or $0.14 per basic and fully diluted share, compared to $3.8 million, or $0.15 per basic and fully diluted share, for the same period a year ago.

Financial Condition

As of June 30, 2009, American Lorain had $6.8 million in cash and cash equivalents, short term bank loans of $32.0 million and $0.6 million in long-term debt. At quarter end, the Company had a current ratio of 1.6:1 and $29.1 million in working capital. Days sales outstanding for the three months ended June 30, 2009 were 81 days, while days inventory outstanding were 131 days for the same period, compared to 108 days and 98 days respectively for the three months ended June 30, 2008. As of June 30, 2009, the Company’s inventories totaled $26.9 million, mainly due to an increase in raw materials. Shareholders' equity stood at $72.5 million as of June 30, 2009 compared to $ 67.7 million as of December 31, 2008.

For the six months ended June 30, 2009, the Company used $10.3 million in cash for operating activities mainly due to increases in advances to suppliers and a reduction in accounts payable, partially offset by net income. Net cash used in investing activities totaled $0.6 million for the six months ended June 30, 2009, while net cash provided by financing activities was $13.9 million, mainly as a result of short-term bank borrowings.

Recent Developments

In June 2009, American Lorain exhibited at the Fancy Food Show hosted by The National Association for the Specialty Food Trade in New York. During the show, the Company reached an agreement with United States-based Well Luck Company, Inc. to introduce American Lorain's products to the United States. Under the agreement, Well Luck will act as sales agent for American Lorain's chestnut and convenience food products. Through Well Luck Company, Inc.’s nationwide distribution network in the United States, American Lorain plans to penetrate a new geographic market, increase sales, establish brand awareness, and gradually introduce other products to North American consumers.

Business Outlook

American Lorain will soon launch its domestic nationwide commercial campaign and continues to promote its convenience food products in order to reduce seasonality of chestnut sales. Consequently, because of increased marketing and selling expenses, the Company’s operating expenses may remain high in 2009. Nevertheless, the Company believes it continues to benefit from the diversification of its product mix and distribution channels, which increased the penetration of the Chinese market through a sales network that now covers 26 provinces

“Our new bean products were very well received by customers in China and contributed more than $1 million in revenue in July alone. We hope to see these results accelerate as we approach the end of 2009 as a result of our commercial campaign,” said Mr. Chen. “In line with our statements in May, we are still expecting low to medium double-digit revenue growth for fiscal year 2009. However, we have decided not to provide guidance at this point, as we have yet to assess the full impact of our recent marketing efforts. Hopefully we have more visibility by the end of the third quarter, when we plan to revisit this issue.”

Conference Call

The Company will conduct a conference call on Friday, August 14, 2009, at 9:00 AM EDT, to discuss its financial results for the second quarter ended June 30, 2009.

To participate in the event by telephone, please dial (800) 688-0796 five minutes prior to the start time (to allow time for registration) and reference the conference ID 813 693 18. International callers should dial (617) 614-4070.

A digital replay of the call will be available from Friday, August 14, 2009 at 11:00 AM EDT for 14 days. To listen to the replay, dial (888) 286-8010 and enter the conference ID number 95496654. International callers should dial (617) 801-6888 and enter the same conference ID number. The replay will also be available on the company's website http://www.americanlorain.com.

About American Lorain Corporation

American Lorain Corporation (“American Lorain” or the “Company”) is a Delaware corporation that develops, manufactures and sells various food products. The Company’s products include chestnut products; convenience foods (including ready-to-cook meals and ready-to-eat meals); and frozen, canned and bulk foods. The Company currently sells over 234 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries and one leased factory located in China. For more information about American Lorain, please visit our website at http://www.americanlorain.com .

Forward-Looking Statements

Statements contained herein that relate to the Company’s future performance, including statements with respect to forecasted revenues, margins, cash generation and capital expenditures are "forward-looking statements”. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current downturn in the worldwide economy; our ability to obtain adequate supplies of raw materials; our ability to manage our expansion strategy; changes in foreign currency exchange rates; government regulation; difficulties in new product development; changing consumer tastes in disparate markets worldwide and our ability to address those changes; our ability to attract and retain highly qualified personnel; and other factors affecting our operations that are set forth in our Annual Report on Form 10-Q for the year ended June 30, 2009 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-FINANCIAL TABLES FOLLOW-

CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net revenues	$23,965,924	$21,524,427	$45,166,461	$38,952,726
Cost of revenues	(18,675,167)	(16,338,272)	(34,713,370)	(29,818,596)
Gross profit	$5,290,757	$5,186,155	$10,453,091	$9,134,130

Operating expenses
Selling and marketing expenses	(1,220,317)	(616,050)	(2,391,164)	(1,235,018)
General and administrative expenses	(914,892)	(1,087,894)	(1,891,197)	(1,632,344)

Operating income	$3,155,548	$3,482,211	$6,170,730	$6,266,768

Investment income	-	(2,790)	-	(2,790)
Government subsidy income	97,663	4,492	196,252	37,242
Interest and other income	127,279	71,505	208,648	110,588
Other expenses	(69,286)	(94,819)	(181,603)	(104,987)
Interest expense	(744,825)	(683,401)	(1,348,651)	(1,273,698)

Earnings before tax	$2,566,379	$2,777,199	$5,045,376	$5,033,124

Income tax	(602,706)	(493,194)	(1,183,478)	(883,575)

Net income	$1,963,673	$2,284,005	$3,861,898	$4,149,549

Net income attributable to:
-Parent	$1,855,628	$2,117,374	$3,611,704	$3,849,078
-Non-controlling Interest	108,046	166,631	250,194	300,471
	$1,963,674	$2,284,005	$3,861,898	$4,149,549

Earnings per share
- Basic	$0.0737	$0.0850	$0.1434	$0.1544
- Diluted	$0.0737	$0.0836	$0.1434	$0.1517

Weighted average shares outstanding
- Basic	25,177,640	24,923,179	25,177,640	24,923,178
- Diluted	25,177,640	25,320,677	25,177,640	25,378,104

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

		(Audited)
	6/30/2009	12/31/2008
ASSETS
Current Assets
Cash and cash equivalents	$6,831,721	$2,841,339
Restricted cash	993,364	3,715,998
Short-term investment	110,303	113,069
Trade accounts receivable	19,973,927	25,293,326

Other receivables	11,157,063	5,107,719
Inventory	26,855,676	24,827,922

Advance to suppliers	7,642,341	415,009
Prepaid expenses and taxes	320,643	1,228,648
Total current assets	$73,885,038	$63,543,030

Property, plant and equipment, net	40,062,736	40,201,686
Land use rights, net	3,935,944	3,950,927
Other assets & goodwill	2,045	-

TOTAL ASSETS	$117,885,763	$107,695,643

Current liabilities
Short-term bank loans	$31,956,810	$14,414,996
Notes payable	1,614,364	5,208,485
Accounts payable	2,858,388	6,072,883
Taxes payable	1,095,717	2,682,658
Accrued liabilities and other payables	6,316,533	10,291,237
Customers deposits	952,954	748,732

Total Current Liabilities	$44,794,766	$39,418,991
Long Term Liabilities
Long term bank loans	570,462	576,975

TOTAL LIABILITIES	$45,365,228	$39,995,966

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

		(Audited)
	6/30/2009	12/31/2008
STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 200,000,000 shares
authorized; 25,177,640 and 25,172,640 shares issued and
outstanding as of June 30, 2009 and December 31, 2008,
respectively	25,177	25,172
Additional paid-in capital	24,193,166	24,187,019
Statutory reserves	5,680,512	5,438,723
Retained earnings	31,118,042	27,748,126
Accumulated other comprehensive income	6,131,423	5,178,616
Non-controlling interests	5,372,215	5,122,021
	$72,520,535	$67,699,677

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$117,885,763	$107,695,643

CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

	Six months ended June 30,
	2009	2008
Cash flows from operating activities
Net income attributable to parent	$3,611,704	$3,849,078
Net income attributable to non-controlling interest	250,194	300,471
Depreciation	665,480	513,157
Amortization	135,992	197,770
(Increase)/decrease in accounts & other receivables	(729,946)	12,415,790
Decrease/(Increase) in restricted cash	2,722,634	-
(Increase)/decrease in advances to suppliers	(7,227,332)	1,742,325
(Increase)/decrease in inventories	(2,027,754)	(1,454,705)
Decrease/(Increase) in prepaid expenses	1,227,308	-
(Increase)/decrease in prepaid tax	(319,303)	(1,226,945)
Increase/(decrease) in accounts and other payables	(7,189,199)	(13,699,587)
Increase/(decrease) in tax payable	(1,586,941)	(389,393)
Increase/(decrease) in customer deposit	204,222	1,036,497
Net cash (used in)/provided by operating activities	(10,262,941)	3,284,458

Cash flows from investing activities
Purchase of plant and equipment	(526,530)	(5,657,923)
Purchase of biological assets	-	-
Payment of construction in progress	-	(315,133)
(Increase)/decrease in restricted cash	-	(2,230,168)
Payment of land use rights	(121,009)	(948,230)
Investments in securities	2,767	(1,589,385)
Payments for deposits	(2,045)	-
Contribution to capital reserve		1,609,161
Net cash used in investing activities	(646,817)	(9,131,678)

Cash flows from financing activities
Bank borrowings	17,535,302	1,332,972
Notes payable	(3,594,121)	3,814,058
Issue of common stock	6,152	-
Net cash provided by/(used in) financing activities	$13,947,333	$5,147,031
Net Increase/(decrease) of Cash and Cash Equivalents	3,037,575	(700,189)

Effect of foreign currency translation on cash and cash equivalents	952,807	(168,732)

Cash and cash equivalents–beginning of year	2,841,339	6,769,973

Cash and cash equivalents–end of year	$6,831,721	$5,901,052

Supplementary cash flow information:
Interest received	1,620	25,710	66,610	34,412
Interest paid	744,82	607,641	1,348,6	976,719
Taxes paid	$602,70	$374,134	$1,183,4	$2,079,56

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